SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2014

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 659-2141

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

__     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into Material Definitive Agreement.

On July 1, 2014 United Bancshares, Inc. (“United”), Ohio State Bancshares, Inc. (“OSB”) and Rbancshares, Inc. (“Rbancshares”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which United will purchase from OSB all of the issued and outstanding shares of The Ohio State Bank (“Ohio State Bank”), an Ohio banking corporation and wholly-owned subsidiary of OSB (the “Acquisition”). Rbancshares is a majority shareholder of OSB. Immediately following the Acquisition, Ohio State Bank will merge with and into The Union Bank Company, an Ohio banking corporation and wholly owned subsidiary of United, with The Union Bank Company as the surviving entity.

Under the terms of the Purchase Agreement, United will acquire Ohio State Bank for consideration that includes the assumption of OSB’s $3.0 million Trust Preferred Stock plus unpaid accrued interest thereon, repayment of approximately $550,000 of senior debt as well as a cash payment equal to approximately 50% of Ohio State Bank’s tangible capital at closing, after certain adjustments.

The Acquisition is expected to close in the fourth quarter of 2014, pending adoption of the Purchase Agreement by the shareholders of OSB, the satisfaction of various closing conditions, including the receipt of all necessary bank regulatory approvals, the accuracy of the representations and warranties of each party (subject to certain exceptions), the performance in all material respects by each party of its obligations under the Purchase Agreement, and other conditions customary for transactions of this type.

The description of the Purchase Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed with this Current Report on Form 8-K as Exhibit 2.1.

The Purchase Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered to each other in connection with the execution of the Purchase Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

United issued a press release on July 1, 2014, announcing the execution of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. In addition to those risk factors listed in United’s Annual Report on Form 10-K, the following factors could cause the actual results of United’s operations to differ materially from United’s expectations: a failure to satisfy the conditions to closing for the Acquisition in a timely manner or at all; failure of the OSB shareholders to approve the proposed merger; failure to obtain the necessary governmental approvals for the proposed merger or adverse regulatory conditions in connection with such approvals; disruption to the parties’ businesses as a result of the announcement and pendency of the transaction; and difficulties related to the integration of the businesses following the merger. United does not assume any duty to update forward-looking statements.

Item 7.01   Regulation FD Disclosure.

The information set forth in Item 1.01 of this Current Report on Form 8-K and in the press release attached as Exhibit 99.1 is incorporated in this Item 7.01 by reference.

Item 9.01   Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement dated July 1, 2014, by and between United Bancshares, Inc., Ohio State Bancshares, Inc. and Rbancshares, Inc.

99.1	Press release issued by United Bancshares, Inc. on July 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: July 1, 2014	By:	/s/ Diana L. Engelhardt
Diana L. Engelhardt
Chief Financial Officer